EXHIBIT 99.1

Aerojet Rocketdyne Holdings, Inc. Reports 2018 Fourth Quarter and Annual Results

EL SEGUNDO, Calif., Feb. 19, 2019 (GLOBE NEWSWIRE) -- Aerojet Rocketdyne Holdings, Inc. (NYSE:AJRD) today reported results for the fourth quarter and year ended December 31, 2018.

Financial Overview

Fourth Quarter of 2018 compared with Fourth Quarter of 2017

  Net sales for the fourth quarter of 2018 totaled $437.9 million compared with $528.2 million for the fourth quarter of 2017.
  Net income for the fourth quarter of 2018 was $23.5 million or $0.29 diluted income per share (“EPS”), compared with a net loss of $(52.0) million, or $(0.71) diluted EPS, for the fourth quarter of 2017.
  Adjusted Net Income (Non-GAAP measure*) for the fourth quarter of 2018 was $26.9 million, or $0.33 Adjusted EPS (Non-GAAP measure*), compared with $17.9 million, or $0.23 Adjusted EPS for the fourth quarter of 2017.
  Adjusted EBITDAP (Non-GAAP measure*) for the fourth quarter of 2018 was $63.8 million compared with $57.6 million for the fourth quarter of 2017.
  Segment performance before environmental remediation provision adjustments, retirement benefits, net, and unusual items (Non-GAAP measure*) was $57.6 million for the fourth quarter of 2018 compared with $50.9 million for the fourth quarter of 2017.
  Cash provided by operating activities in the fourth quarter of 2018 totaled $155.7 million compared with $186.9 million in the fourth quarter of 2017.
  Free cash flow (Non-GAAP measure*) in the fourth quarter of 2018 totaled $133.4 million compared with $168.0 million in the fourth quarter of 2017.
  Effective January 1, 2018, the Company adopted the new revenue recognition guidance. Consistent with the standard, net assets increased by $37.6 million and $578.0 million of net sales were recognized in the cumulative effect at January 1, 2018, with a corresponding reduction to backlog.
  Total backlog as of December 31, 2018, was $4.1 billion compared with $4.6 billion as of December 31, 2017.

2018 compared with 2017

  Net sales for 2018 totaled $1,895.9 million compared with $1,877.2 million for 2017.
  Net income for 2018 was $137.3 million, or $1.75 diluted EPS, compared with a net loss of $(9.2) million, or $(0.13) diluted EPS, for 2017.
  Adjusted Net Income (Non-GAAP measure*) for 2018 was $151.5 million, or $1.93 Adjusted EPS (Non-GAAP measure*), compared with $76.0 million, or $1.02 Adjusted EPS for 2017.
  Adjusted EBITDAP (Non-GAAP measure*) for 2018 was $304.9 million compared with $222.9 million for 2017.
  Segment performance before environmental remediation provision adjustments, retirement benefits, net, and unusual items (Non-GAAP measure*) was $236.2 million for 2018 compared with $202.9 million for 2017.
  Cash provided by operating activities in 2018 totaled $252.7 million compared with $212.8 million in 2017.
  Free cash flow (Non-GAAP measure*) in 2018 totaled $209.5 million compared with $183.4 million in 2017.

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* The Company provides Non-GAAP measures as a supplement to financial results based on accounting principles generally accepted in the United States (“GAAP”). A reconciliation of the Non-GAAP measures to the most directly comparable GAAP measures is included at the end of the release.

“Aerojet Rocketdyne operating performance was strong in the fourth quarter, concluding a very successful 2018,” said Eileen Drake, CEO and President of Aerojet Rocketdyne Holdings, Inc. “Free cash flow generation for the year was the strongest we’ve seen at $210 million, easily surpassing our goal of free cash flow greater than net income.”

“Sales of $1,895.9 million grew 1% for the year, with 1 point of headwind from our transition to the new revenue standard ASC606 and 4 points of headwind from the sunset of the AJ-60 program,” said Drake. Under the old revenue standard net sales would have been $14.1 million higher in 2018, and sales of the AJ-60 solid rocket motor, which powers the Atlas V launch vehicle, were down $83.3 million as compared with 2017, as expected. “Adjusted EBITDAP of $304.9 million was up 37% compared with prior year, and was up 17% year-over-year excluding the $43 million benefit from the change in environmental recovery recorded in the third quarter.” Adjusted EBITDAP margins of 13.8% grew 190 basis points in 2018, excluding the tailwind from the environmental adjustment recorded in the third quarter. Drake added, “Cost savings from overhead reductions and other operational efficiencies drove the strong operating improvements we saw in 2018.”

Operations Review

Aerospace and Defense Segment

	Three months ended December 31,		Year Ended December 31,
	2018	2017	2018	2017

	(In millions, except percentage amounts)
Net sales	$434.9	$526.6	$1,888.1	$1,870.8
Segment performance	55.0	40.3	264.6	177.9
Segment margin	12.6%	7.7%	14.0%	9.5%
Segment margin before environmental remediation provision adjustments, retirement benefits, net, and unusual items (Non- GAAP measure)	13.0%	9.6%	12.4%	10.7%
Components of segment performance:
Aerospace and Defense before environmental remediation provision adjustments, retirement benefits, net, and unusual items (Non-GAAP measure)	$56.6	$50.5	$233.4	$200.4
Environmental remediation provision adjustments	(0.4)	(5.9)	37.2	(7.5)
GAAP/Cost Accounting Standards (“CAS”) retirement benefits expense difference	(1.2)	(4.3)	(6.0)	(17.0)
Unusual items	—	—	—	2.0
Aerospace and Defense total	$55.0	$40.3	$264.6	$177.9

Net sales were impacted by the adoption of new revenue recognition guidance effective January 1, 2018, using the modified retrospective method. The primary impact of the new guidance was a change in the timing of revenue recognition on certain long-term contracts. Under this new guidance, the Company discontinued the use of the unit-of-delivery method on certain customer contracts and re-measured the performance obligations using the cost-to-cost method.

Fourth quarter of 2018 compared with fourth quarter of 2017

Net sales in the fourth quarter 2018 would have been $447.8 million under the previous revenue recognition guidance which is $78.8 million less than the net sales reported in the fourth quarter of 2017, resulting from a $40.4 million decrease in space programs net sales driven by lower deliveries on the Atlas V program and electric propulsion contracts and a $38.4 million decrease in defense programs net sales driven by lower deliveries on tactical and armament contracts.

The increase in the segment margin before environmental remediation provision adjustments, retirement benefits, net and unusual items in the fourth quarter 2018 compared with the fourth quarter of 2017 was primarily due to favorable overhead rate performance and cost growth and manufacturing inefficiencies in the fourth quarter of 2017 on electric propulsion contracts.

During the three months ended December 31, 2018, the Company had $18.1 million of favorable changes in contract estimates on operating results before income taxes compared with favorable changes of $12.0 million during the three months ended December 31, 2017.

2018 compared with 2017

Net sales in 2018 would have been $1,902.2 million under the previous revenue recognition guidance which is $31.4 million higher than the net sales reported in 2017, resulting from an increase of $126.0 million in defense programs primarily driven by increased deliveries on the Standard Missile and PAC-3 programs. The increase in net sales was partially offset by a decrease of $94.6 million in space programs primarily driven by cost growth and performance issues on the Commercial Crew Development program and lower deliveries on the Atlas V program as this program winds down. The Atlas V program contributed sales of $42.6 million under the new revenue recognition guidance in 2018, and sales of $89.1 million under the previous revenue recognition guidance in 2018.

The increase in the segment margin before environmental remediation provision adjustments, retirement benefits, net and unusual items was primarily due to the following: (i) risk retirements on the RS-68 program, (ii) favorable overhead rate performance, and (iii) cost growth and manufacturing inefficiencies in 2017 on electric propulsion contracts. These factors were partially offset by cost growth and performance issues in the current period on the Commercial Crew Development program and favorable contract performance on the THAAD program in 2017 as a result of risk retirements and cost reductions.

During 2018, the Company had $59.1 million of favorable changes in contract estimates on operating results before income taxes compared with favorable changes of $37.2 million during 2017.

Real Estate Segment

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017

	(In millions)
Net sales	$3.0	$1.6	$7.8	$6.4
Segment performance	1.0	0.4	2.8	2.5

Backlog

As of December 31, 2018, the Company’s total remaining performance obligations, also referred to as backlog, totaled $4.1 billion. The Company expects to recognize approximately 45%, or $1.8 billion, of the remaining performance obligations as sales over the next twelve months, an additional 29% the following twelve months, and 26% thereafter. A summary of the Company’s backlog is as follows:

	As of December 31,
	2018	2017

	(In billions)
Funded backlog	$1.9	$2.1
Unfunded backlog	2.2	2.5
Total backlog	$4.1	$4.6

The Company’s adoption of the new revenue recognition guidance accelerated the timing of revenue recognition on some of the Company’s contracts. The adoption resulted in a $0.6 billion reduction in the Company's backlog as of December 31, 2017. Total backlog includes both funded backlog (unfilled orders for which funding is authorized, appropriated and contractually obligated by the customer) and unfunded backlog (firm orders for which funding has not been appropriated). Indefinite delivery and quantity contracts and unexercised options are not reported in total backlog. Backlog is subject to funding delays or program restructurings/cancellations which are beyond the Company’s control.

Additional Information

Income Taxes

In 2018, the income tax provision was $51.3 million for an effective tax rate of 27.2%. The Company expects the tax rate in future years to be between 26% and 28%.

The Company recorded an initial estimate of its current tax payable of $127.7 million during the first quarter ended March 31, 2018, based on the Company’s best estimate of the impact of the adoption of new revenue recognition guidance and the enactment of certain provisions of tax reform under the Tax Cuts and Jobs Act (“Tax Act”), both effective on January 1, 2018. Subsequently, guidance was issued by federal taxing authorities providing clarification on provisions within the Tax Act. This new clarification allows the Company to spread the impact of adoption of the new revenue recognition guidance over a four-year period, reducing the single-year impact in 2018. The current tax payable of $19.8 million as of December 31, 2018, reflects this reduction as well as other refinements to the estimated impacts from both the new revenue recognition guidance and the Tax Act.

Retirement Benefit Plans

The Company’s tax-qualified pension plan assets were as follows:

	As of December 31,
	2018	2017

	(In millions)
Tax-qualified pension plan assets	$894.8	$931.2

As of December 31, 2018, the Company’s unfunded pension obligation for the tax-qualified pension plan was $376.7 million. The changes in the pension obligation for the tax-qualified pension plan were as follows (in millions):

Balance as of December 31, 2017	$492.8
Interest costs	49.1
Investment loss (1)	57.8
Company contributions	(131.7)
Discount rate increase (2)	(82.2)
Other, net	(9.1)
Balance as of December 31, 2018	$376.7

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(1) The Company’s effective rate of return on plan assets was (5.2)% during 2018.
(2) The increase in the discount rate was due to higher market interest rates used to determine the Company’s pension obligation. The discount rate was 4.27% as of December 31, 2018, compared with 3.59% as of December 31, 2017.

The Company estimates that its retirement benefits expense will be approximately $26 million in 2019.

The Company expects to make cash contributions of approximately $37.0 million to its tax-qualified defined benefit pension plan in 2019. The Company is generally able to recover these contributions related to its tax-qualified defined benefit pension plan as allowable costs on its U.S. government contracts, but there is a lag between when the Company contributes cash to its tax-qualified defined benefit pension plan under pension funding rules and recovers the cash under the U.S. government Cost Accounting Standards.

Forward-Looking Statements

This release may contain certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such statements in this release and in subsequent discussions with the Company’s management are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which could cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein and in subsequent discussions with the Company’s management that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the Company’s forward-looking statements. Some important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include, but are not limited to, the following:

  reductions, delays or changes in U.S. government spending;
  cancellation or material modification of one or more significant contracts;
  cost overruns on the Company’s contracts that require the Company to absorb excess costs;
  failure of the Company’s subcontractors or suppliers to perform their contractual obligations;
  failure to secure contracts;
  failure to comply with regulations applicable to contracts with the U.S. government;
  failure to comply with applicable laws, including laws relating to export controls and anti-corruption or bribery laws;
  the Company’s Competitive Improvement Program may not be successful in aligning the Company’s operations to current market conditions or in achieving the anticipated costs savings and other benefits within the expected timeframes;
  costs and time commitment related to potential and/or actual acquisition activities may exceed expectations;
  failure of the Company’s information technology infrastructure including a successful cyber-attack, accident, unsuccessful outsourcing of certain information technology and cyber security functions, or security breach that could result in disruptions to the Company’s operations;
  product failures, schedule delays or other problems with existing or new products and systems;
  the release, unplanned ignition, explosion, or improper handling of dangerous materials used in the Company’s businesses;
  loss of key qualified suppliers of technologies, components, and materials;
  the funded status of the Company’s defined benefit pension plan and the Company’s obligation to make cash contributions in excess of the amount that the Company can recover in its current period overhead rates;
  effects of changes in discount rates and actuarial estimates, actual returns on plan assets, and government regulations on defined benefit pension plans;
  the possibility that environmental and other government regulations that impact the Company become more stringent or subject the Company to material liability in excess of its established reserves;
  environmental claims related to the Company’s current and former businesses and operations including the inability to protect or enforce previously executed environmental agreements;
  reductions in the amount recoverable from environmental claims;
  significant risk exposures and potential liabilities that are inadequately covered by indemnity or insurance;
  inability to protect the Company’s patents and proprietary rights;
  business disruptions to the extent not covered by insurance;
  changes or clarifications to current tax law or procedural guidance could adversely impact the Company’s tax liabilities and effective tax rate;
  the substantial amount of debt that places significant demands on the Company’s cash resources and could limit the Company’s ability to borrow additional funds or expand its operations;
  the Company’s ability to comply with the financial and other covenants contained in the Company’s debt agreements;
  risks inherent to the real estate market;
  changes in economic and other conditions in the Sacramento, California metropolitan area real estate market or changes in interest rates affecting real estate values in that market;
  additional costs related to past or future divestitures;
  the loss of key employees and shortage of available skilled employees to achieve anticipated growth;
  a strike or other work stoppage or the Company’s inability to renew collective bargaining agreements on favorable terms;
  fluctuations in sales levels causing the Company’s quarterly operating results and cash flows to fluctuate;
  failure to maintain effective internal controls in accordance with the Sarbanes-Oxley Act; and
  those risks detailed in the Company’s reports filed with the SEC.

About Aerojet Rocketdyne Holdings, Inc.

Aerojet Rocketdyne Holdings, Inc., headquartered in El Segundo, California, is an innovative technology-based manufacturer of aerospace and defense products and systems, with a real estate segment that includes activities related to the entitlement, sale, and leasing of the company’s excess real estate assets. More information can be obtained by visiting the Company’s website at www.aerojetrocketdyne.com.

Contact information:
Investors: Paul R. Lundstrom, vice president and chief financial officer 310.252.8142

(Tables to follow)

Aerojet Rocketdyne Holdings, Inc.
Unaudited Condensed Consolidated Statement of Operations
	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017

	(In millions, except per share amounts)
Net sales	$437.9	$528.2	$1,895.9	$1,877.2
Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	352.4	448.4	1,549.4	1,562.2
Selling, general and administrative expense	13.0	6.3	43.8	47.0
Depreciation and amortization	18.8	18.6	72.3	72.6
Other (income) expense, net:
Environmental remediation provision adjustments	0.1	6.0	(36.9)	8.2
Other	(1.1)	0.9	(3.3)	(0.3)
Total operating costs and expenses	383.2	480.2	1,625.3	1,689.7
Operating income	54.7	48.0	270.6	187.5
Non-operating (income) expense:
Retirement benefit expense	14.4	18.3	57.6	73.2
Interest income	(3.6)	(1.2)	(10.0)	(3.5)
Interest expense	8.9	8.0	34.4	30.9
Total non-operating expense, net	19.7	25.1	82.0	100.6
Income before income taxes	35.0	22.9	188.6	86.9
Income tax provision	11.5	74.9	51.3	96.1
Net income (loss)	$23.5	$(52.0)	$137.3	$(9.2)
Income (loss) per share of common stock
Basic
Net income (loss) per share	$0.30	$(0.71)	$1.80	$(0.13)
Diluted
Net income (loss) per share	$0.29	$(0.71)	$1.75	$(0.13)
Weighted average shares of common stock outstanding, basic	76.8	73.6	74.8	73.0
Weighted average shares of common stock outstanding, diluted	79.7	73.6	76.8	73.0

The Company adopted the new revenue recognition guidance effective January 1, 2018, using the modified retrospective method, with the cumulative effect recognized during the three months ended March 31, 2018. The primary impact of the new guidance was a change in the timing of revenue recognition on certain long-term contracts in the Company’s Aerospace and Defense segment. The new guidance does not change the total sales or operating income on the related customer contracts, only the timing of when sales and operating income are recognized. Under this new guidance, the Company discontinued the use of the unit-of-delivery method on certain customer contracts and re-measured the performance obligations using the cost-to-cost method. The unit-of-delivery method was utilized for 48% of net sales for the year ended December 31, 2017. The cumulative impact of adoption was $37.6 million.

The following tables summarize the effect of adoption of the new revenue recognition standard on the Company’s unaudited Condensed Consolidated Statement of Operations for the three and twelve months ended December 31, 2018.

Aerojet Rocketdyne Holdings, Inc.
Unaudited Condensed Consolidated Statement of Operations
	Three months ended December 31, 2018
	As Reported	Effect of Adoption	Amounts Excluding Effect of Adoption

	(In millions, except per share amounts)
Net sales	$437.9	$12.9	$450.8
Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	352.4	12.4	364.8
Selling, general and administrative expense	13.0	—	13.0
Depreciation and amortization	18.8	—	18.8
Other income, net	(1.0)	—	(1.0)
Total operating costs and expenses	383.2	12.4	395.6
Operating income	54.7	0.5	55.2
Non-operating (income) expense:
Retirement benefits expense	14.4	—	14.4
Interest income	(3.6)	—	(3.6)
Interest expense	8.9	—	8.9
Total non-operating expense, net	19.7	—	19.7
Income before income taxes	35.0	0.5	35.5
Income tax provision	11.5	0.1	11.6
Net income	$23.5	$0.4	$23.9
Earnings Per Share of Common Stock
Basic
Basic net income per share	$0.30	$0.01	$0.31
Diluted
Diluted net income per share	$0.29	$—	$0.29
Weighted average shares of common stock outstanding, basic	76.8	—	76.8
Weighted average shares of common stock outstanding, diluted	79.7	—	79.7

	Year Ended December 31, 2018
	As Reported	Effect of Adoption	Amounts Excluding Effect of Adoption
	(In millions, except per share amounts)
Net sales	$1,895.9	$14.1	$1,910.0
Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	1,549.4	27.2	1,576.6
Selling, general and administrative expense	43.8	—	43.8
Depreciation and amortization	72.3	—	72.3
Other income, net	(40.2)	—	(40.2)
Total operating costs and expenses	1,625.3	27.2	1,652.5
Operating income	270.6	(13.1)	257.5
Non-operating (income) expense:
Retirement benefits expense	57.6	—	57.6
Interest income	(10.0)	—	(10.0)
Interest expense	34.4	—	34.4
Total non-operating expense, net	82.0	—	82.0
Income before income taxes	188.6	(13.1)	175.5
Income tax provision	51.3	(3.5)	47.8
Net income	$137.3	$(9.6)	$127.7
Earnings Per Share of Common Stock
Basic
Basic net income per share	$1.80	$(0.13)	$1.67
Diluted
Diluted net income per share	$1.75	$(0.12)	$1.63
Weighted average shares of common stock outstanding, basic	74.8	—	74.8
Weighted average shares of common stock outstanding, diluted	76.8	—	76.8

Aerojet Rocketdyne Holdings, Inc.
Unaudited Operating Segment Information
	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017

	(In millions)
Net Sales:
Aerospace and Defense	$434.9	$526.6	$1,888.1	$1,870.8
Real Estate	3.0	1.6	7.8	6.4
Total Net Sales	$437.9	$528.2	$1,895.9	$1,877.2
Segment Performance:
Aerospace and Defense	$56.6	$50.5	$233.4	$200.4
Environmental remediation provision adjustments	(0.4)	(5.9)	37.2	(7.5)
GAAP/CAS retirement benefits expense difference	(1.2)	(4.3)	(6.0)	(17.0)
Unusual items	—	—	—	2.0
Aerospace and Defense Total	55.0	40.3	264.6	177.9
Real Estate	1.0	0.4	2.8	2.5
Total Segment Performance	$56.0	$40.7	$267.4	$180.4
Reconciliation of segment performance to income before income taxes:
Segment performance	$56.0	$40.7	$267.4	$180.4
Interest expense	(8.9)	(8.0)	(34.4)	(30.9)
Interest income	3.6	1.2	10.0	3.5
Stock-based compensation expense	(7.6)	(0.8)	(20.5)	(22.0)
Corporate retirement benefit expense	(3.5)	(5.0)	(13.4)	(20.0)
Corporate and other	(4.6)	(5.2)	(20.3)	(23.1)
Unusual items	—	—	(0.2)	(1.0)
Income before income taxes	$35.0	$22.9	$188.6	$86.9

The Company evaluates its operating segments based on several factors, of which the primary financial measure is segment performance. Segment performance represents net sales less applicable costs, expenses and unusual items relating to the segment operations. Segment performance excludes corporate income and expenses, unusual items not related to the segment operations, interest expense, interest income, and income taxes. The Company believes that segment performance provides information useful to investors in understanding its underlying operational performance. Specifically, the Company believes the exclusion of the items listed above permits an evaluation and a comparison of results for ongoing business operations. It is on this basis that management internally assesses the financial performance of its segments.

Aerojet Rocketdyne Holdings, Inc.
Unaudited Condensed Consolidated Balance Sheet
	As of December 31,
	2018	2017

	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$735.3	$535.0
Restricted cash	5.0	—
Marketable securities	—	20.0
Accounts receivable, net	141.2	64.5
Contract assets	235.1	268.1
Other current assets, net	117.7	129.1
Total Current Assets	1,234.3	1,016.7
Noncurrent Assets
Property, plant and equipment, net	399.7	359.0
Recoverable environmental remediation costs	251.1	231.1
Deferred income taxes	116.9	145.8
Goodwill	161.3	161.3
Intangible assets	71.8	85.5
Other noncurrent assets, net	255.0	259.3
Total Noncurrent Assets	1,255.8	1,242.0
Total Assets	$2,490.1	$2,258.7
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$273.1	$25.0
Accounts payable	88.7	100.9
Reserves for environmental remediation costs	39.8	35.2
Contract liabilities	272.6	276.8
Other current liabilities	204.1	156.9
Total Current Liabilities	878.3	594.8
Noncurrent Liabilities
Long-term debt	352.3	591.4
Reserves for environmental remediation costs	288.1	306.2
Pension benefits	376.7	492.8
Other noncurrent liabilities	173.4	171.1
Total Noncurrent Liabilities	1,190.5	1,561.5
Total Liabilities	2,068.8	2,156.3
Commitments and contingencies
Stockholders’ Equity
Common stock	7.7	7.4
Other capital	561.8	503.1
Treasury stock at cost	(12.7)	(64.5)
Retained earnings (accumulated deficit)	103.9	(71.0)
Accumulated other comprehensive loss, net of income taxes	(239.4)	(272.6)
Total Stockholders’ Equity	421.3	102.4
Total Liabilities and Stockholders’ Equity	$2,490.1	$2,258.7

Aerojet Rocketdyne Holdings, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
	Year Ended December 31,
	2018	2017

	(In millions)
Operating Activities
Net income (loss)	$137.3	$(9.2)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	72.3	72.6
Amortization of debt discount and deferred financing costs	8.9	8.5
Stock-based compensation	20.5	22.0
Retirement benefits, net	15.9	(8.2)
Other, net	(2.2)	0.7
Changes in assets and liabilities, net of effects from acquisition in 2017:
Accounts receivable, net	(47.3)	5.6
Contract assets	10.5	(20.5)
Other current assets, net	21.5	8.9
Recoverable for environmental remediation costs	(20.0)	8.7
Other noncurrent assets	5.8	(31.4)
Accounts payable	(39.4)	1.6
Contract liabilities	29.2	30.7
Other current liabilities	40.9	(6.5)
Deferred income taxes	4.7	125.7
Reserves for environmental remediation costs	(13.5)	(8.3)
Other noncurrent liabilities and other	7.6	11.9
Net Cash Provided by Operating Activities	252.7	212.8
Investing Activities
Purchases of marketable securities	(47.7)	(24.0)
Sale of marketable securities	68.1	4.0
Purchase of Coleman Aerospace	—	(17.0)
Insurance proceeds	1.9	—
Capital expenditures	(43.2)	(29.4)
Net Cash Used in Investing Activities	(20.9)	(66.4)
Financing Activities
Debt issuance costs	(3.3)	—
Debt repayments	(25.3)	(20.0)
Proceeds from shares issued under equity plans	5.4	4.5
Repurchase of shares for withholding taxes and option costs under employee equity plans	(3.3)	(6.2)
Net Cash Used in Financing Activities	(26.5)	(21.7)
Net Increase in Cash, Cash Equivalents and Restricted Cash	205.3	124.7
Cash, Cash Equivalents and Restricted Cash at Beginning of Year	535.0	410.3
Cash, Cash Equivalents and Restricted Cash at End of Year	$740.3	$535.0

Use of Unaudited Non-GAAP Financial Measures

In addition to segment performance (discussed above), the Company provides the Non-GAAP financial measures of its performance called Adjusted EBITDAP, Adjusted Net Income, and Adjusted EPS. The Company uses these metrics to measure its operating and total Company performance. The Company believes that for management and investors to effectively compare core performance from period to period, the metrics should exclude items that are not indicative of, or are unrelated to, results from the ongoing business operations such as retirement benefits (pension and postretirement benefits), significant non-cash expenses, the impacts of financing decisions on earnings, and items incurred outside the ordinary, ongoing and customary course of business. Accordingly, the Company defines Adjusted EBITDAP as GAAP net income (loss) adjusted to exclude interest expense, interest income, income taxes, depreciation and amortization, retirement benefits net of amounts that are recoverable under the Company’s U.S. government contracts, and unusual items which the Company does not believe are reflective of such ordinary, ongoing and customary activities. Adjusted Net Income and Adjusted EPS exclude retirement benefits net of amounts that are recoverable under its U.S. government contracts and unusual items which the Company does not believe are reflective of such ordinary, ongoing and customary activities. Adjusted Net Income and Adjusted EPS do not represent, and should not be considered an alternative to, net income (loss) or diluted EPS as determined in accordance with GAAP.

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017

	(In millions, except per share and percentage amounts)
Net income (loss)	$23.5	$(52.0)	$137.3	$(9.2)
Interest expense	8.9	8.0	34.4	30.9
Interest income	(3.6)	(1.2)	(10.0)	(3.5)
Income tax provision	11.5	74.9	51.3	96.1
Depreciation and amortization	18.8	18.6	72.3	72.6
Retirement benefits	14.4	18.3	57.6	73.2
CAS recoverable retirement benefits expense (1)	(9.7)	(9.0)	(38.2)	(36.2)
Unusual items	—	—	0.2	(1.0)
Adjusted EBITDAP	$63.8	$57.6	$304.9	$222.9
Adjusted EBITDAP as a percentage of net sales	14.6%	10.9%	16.1%	11.9%
Net income (loss) as a percentage of net sales	5.4%	(9.8)%	7.2%	(0.5)%

Net income (loss)	$23.5	$(52.0)	$137.3	$(9.2)
GAAP retirement benefits expense	14.4	18.3	57.6	73.2
CAS recoverable retirement benefits expense	(9.7)	(9.0)	(38.2)	(36.2)
Unusual items	—	—	0.2	(1.0)
Income tax impact of adjustments (2)	(1.3)	(4.0)	(5.4)	(15.4)
One-time reduction in deferred tax assets due to the Tax Act	—	64.6	—	64.6
Adjusted Net Income	$26.9	$17.9	$151.5	$76.0

Diluted EPS	$0.29	$(0.71)	$1.75	$(0.13)
Adjustments	0.04	0.94	0.18	1.15
Adjusted EPS	$0.33	$0.23	$1.93	$1.02

Diluted weighted average shares, as reported	79.7	73.6	76.8	73.0
Adjustments	—	2.2	—	0.1
Diluted weighted average shares, as adjusted	79.7	75.8	76.8	73.1

_______
(1) Effective January 1, 2018, the Company changed the presentation of CAS recoverable retirement benefits expense to include recoverable expenses under all retirement benefits plans. Previously, the CAS recoverable retirement benefits expense included only cash funding to the Company’s tax-qualified defined benefit pension plan. This change was not significant to any of the prior periods, which have been reclassified to conform to the current year’s presentation.
(2) The income tax impact is calculated using the federal and state statutory rates in the corresponding period.

The Company also provides the Non-GAAP financial measure of Free Cash Flow. Free Cash Flow, a Non-GAAP financial measure, is defined as cash flow from operating activities less capital expenditures. Free Cash Flow should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to cash flows from operations presented in accordance with GAAP. The Company uses Free Cash Flow, both in presenting its results to stakeholders and the investment community, and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful because it provides supplemental information to assist investors in viewing the business using the same tools that management uses to evaluate progress in achieving the Company’s goals (including under the annual cash and long-term compensation incentive plans).

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017

	(In millions)
Cash provided by operating activities	$155.7	$186.9	$252.7	$212.8
Capital expenditures	(22.3)	(18.9)	(43.2)	(29.4)
Free cash flow	$133.4	$168.0	$209.5	$183.4

Because the Company’s method for calculating these Non-GAAP measures may differ from other companies’ methods, the Non-GAAP measures presented above may not be comparable to similarly titled measures reported by other companies. These measures are not recognized in accordance with GAAP, and the Company does not intend for this information to be considered in isolation or as a substitute for GAAP measures.